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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Conser         Jack              F.     |    RailAmerica, Inc. (Nasdaq: RAIL)          |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|     5300 Broken Sound Blvd., N.W.          |                         |     9/00           |Senior Vice President - Transportation|
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|      Boca Raton     FL             33487   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |       |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |       |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock, par    |                   |       |      |            |       |       |                   |             |          |
|value $.001 per share|       8/22/00     |   M   |      |    16,800  |   A   |$3.50  |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock, par    |                   |       |      |            |       |       |                   |             |          |
|value $.001 per share|       8/22/00     |   S   |      |     7,900  |   D   |$6.125 |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock, par    |                   |       |      |            |       |       |                   |             |          |
|value $.001 per share|       8/22/00     |   S   |      |     5,000  |   D   |$6.00  |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock, par    |                   |       |      |            |       |       |                   |             |          |
|value $.001 per share|       8/22/00     |   S   |      |     2,000  |   D   |$6.0625|                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock, par    |                   |       |      |            |       |       |                   |             |          |
|value $.001 per share|       8/22/00     |   S   |      |     1,400  |   D   |$6.3125|                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|Common Stock, par    |                   |       |      |            |       |       |                   |             |          |
|value $.001 per share|       8/22/00     |   S   |      |       500  |   D   |$6.25  |        455        |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |         | Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title   | Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |         | Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|---------|----------|-------------|
|1992 Stock Option Plan |              |          |     |    |       |        |        |        |Common   |          |             |
|Agreement              |              |          |     |    |       |        |        |        |Stock,   |          |             |
|(right to buy)         |     $3.50    |  8/22/00 |  M  |    |       |  6,800 |10/5/93 |10/5/03 |$.001 par|  6,800   |    $3.50    |
|                       |              |          |     |    |       |        |        |        |value    |          |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|---------|----------|-------------|
|1995 Stock Incentive   |              |          |     |    |       |        |        |        |Common   |          |             |
|Plan Options           |              |          |     |    |       |        |        |        |Stock,   |          |             |
|(right to buy)         |     $3.50    |  8/22/00 |  M  |    |       | 10,000 | 1/1/95 | 1/1/05 |$.001 par| 10,000   |    $3.50    |
|                       |              |          |     |    |       |        |        |        |value    |          |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|---------|----------|-------------|
|1995 Stock Incentive   |              |          |     |    |       |        |        |        |Common   |          |             |
|Plan Options           |              |          |     |    |       |        |        |        |Stock,   |          |             |
|(right to buy)         |              |          |     |    |       |        | 1/1/96 | 1/1/06 |$.001 par| 10,000   |    $3.625   |
|                       |              |          |     |    |       |        |        |        |value    |          |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|---------|----------|-------------|
|1995 Stock Incentive   |              |          |     |    |       |        |        |        |Common   |          |             |
|Plan Options           |              |          |     |    |       |        |        |        |Stock,   |          |             |
|(right to buy)         |              |          |     |    |       |        | 7/1/97 | 7/1/07 |$.001 par| 10,000   |    $5.00    |
|                       |              |          |     |    |       |        |        |        |value    |          |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|---------|----------|-------------|
|1998 Executive         |              |          |     |    |       |        |        |        |Common   |          |             |
|Incentive Compensation |              |          |     |    |       |        |        |        |Stock,   |          |             |
|Plan Options           |              |          |     |    |       |        |6/30/99 |6/30/08 |$.001 par|  8,000   |    $6.125   |
|(right to buy)         |              |          |     |    |       |        |  (1)   |        |value    |          |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|---------|----------|-------------|
|1998 Executive         |              |          |     |    |       |        |        |        |Common   |          |             |
|Incentive Compensation |              |          |     |    |       |        |        |        |Stock,   |          |             |
|Plan Options           |              |          |     |    |       |        | 4/8/00 | 4/8/09 |$.001 par|  8,000   |    $8.75    |
|(right to buy)         |              |          |     |    |       |        |  (2)   |        |value    |          |             |
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|1998 Executive         |              |          |     |    |       |        |        |        |Common   |          |             |
|Incentive Compensation |              |          |     |    |       |        |        |        |Stock,   |          |             |
|Plan Options           |              |          |     |    |       |        | 1/1/00 | 1/1/10 |$.001 par| 15,000   |    $9.00    |
|(right to buy)         |              |          |     |    |       |        |  (3)   |        |value    |          |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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|        51,000       |              D                |                      |
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Explanation of Responses:

(1) Thirty three and one-third percent (33 1/3%) of such options became exercisable on each of June 30, 1999 and June 30, 2000 and thirty three and one-third percent (33 1/3%) of such options will become exercisable on June 30, 2001.
(2) Thirty three and one-third percent (33 1/3%) of such options became exercisable on each of April 8, 2000 and April 8, 2001 and thirty three and one-third percent (33 1/3%) of such options will become exercisable on April 8, 2002.
(3) Thirty three and one-third percent (33 1/3%) of such options became exercisable on January 1, 2000 and thirty three and one-third percent
    (33 1/3%) of such options will become exercisable on each of January 1, 2001 and January 1, 2002.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Jack Conser                     9/8/00
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person    Date
                                                                                               Jack Conser

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)